                                                                     EXHIBIT 5.1

                                February 1, 2000

Impresse Corporation
1309 South Mary Avenue
Sunnyvale, CA 94087


         REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

         We have examined the amended Registration Statement on Form S-1 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission on or about February 1, 2000, in connection with the registration under the Securities Act of 1933 of shares of your Common Stock (the "SHARES"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and we are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

         It is our opinion that upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                           Sincerely,

                                           VENTURE LAW GROUP
                                           A Professional Corporation

                                           /s/ VENTURE LAW GROUP


JEG